FIRST TRUST ENERGY INCOME AND GROWTH FUND

(the “Trust”)

Incumbency Certificate

In accordance with applicable provisions of the Declaration of Trust of the Trust, a Massachusetts business trust, the number of Trustees of the Trust is fixed at five (5) and the following persons constitute all of the Trustees:

Name	Address
James A. Bowen	120 E. Liberty Dr., Suite 400, Wheaton, IL 60817
Richard E. Erickson	120 E. Liberty Dr., Suite 400, Wheaton, IL 60817
Thomas R. Kadlec	120 E. Liberty Dr., Suite 400, Wheaton, IL 60817
Niel B. Nielson	120 E. Liberty Dr., Suite 400, Wheaton, IL 60817
Robert F. Keith	120 E. Liberty Dr. Suite 400, Wheaton, IL 60817

FIRST TRUST ENERGY INCOME AND GROWTH FUND
/s/ Kristi A. Maher
By:	Kristi A. Maher
Title:	Chief Compliance Officer

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

March 12, 2016 08:12 PM

/s/ William Frances Galvin

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth